                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    (as filed with the Securities and Exchange Commission on April 23, 1999)

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                       AMPHENOL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement no.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

NOTES

                         NOTICE OF 1999 ANNUAL MEETING

                                      AND

                                PROXY STATEMENT

                              AMPHENOL CORPORATION

                              AMPHENOL CORPORATION

                                358 HALL AVENUE

                                 P.O. BOX 5030

                      WALLINGFORD, CONNECTICUT 06492-7530

                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

                                      TIME

                      11:00 a.m., Wednesday, May 26, 1999

                                     PLACE

                             Corporate Headquarters

                                358 Hall Avenue

                             Wallingford, CT 06492

                                     AGENDA

1. To elect two directors for terms to expire at the 2002 Annual Meeting of Stockholders.

2. To ratify the appointment of Deloitte & Touche LLP as independent accountants.

3. To transact such other business as may properly come before the Meeting and any adjournments thereof.

                       BY ORDER OF THE BOARD OF DIRECTORS

                               EDWARD C. WETMORE

                                   SECRETARY

APRIL 23, 1999

                                  -IMPORTANT--

PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY WHETHER OR NOT YOU
    PLAN TO ATTEND THE MEETING

                                PROXY STATEMENT

    This Proxy Statement (first mailed to stockholders on or about April 23, 1999) is furnished to the holders of the Class A Common Stock, par value $.001 per share ("Common Stock"), of Amphenol Corporation (the "Company" or "Amphenol") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the Company's corporate headquarters at 358 Hall Avenue, Wallingford, Connecticut 06492-7530 (telephone (203) 265-8900) at 11:00 a.m. on Wednesday, May 26, 1999 (the "Annual Meeting").

                                  RECORD DATE

    The Board of Directors has fixed the close of business on March 26, 1999 as the Record Date for the 1999 Annual Meeting of Stockholders. Only stockholders of record at the Record Date are entitled to notice of and to vote at the Meeting or at any adjournments thereof, in person or by proxy. At the Record Date, there were 17,855,761 shares of Common Stock outstanding.

                                    PROXIES

    The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting and any adjournments thereof. Each holder of Common Stock is entitled to one vote for each share of such stock held. The holders in person or by proxy of a majority of the Common Stock of the Company entitled to be voted at the Annual Meeting shall constitute a quorum.

    Any proxy delivered pursuant to this solicitation is revocable at the option of the person(s) executing the same upon receipt by the Company, prior to the time the proxy is voted, of a duly executed instrument revoking it, or of a duly executed proxy bearing a later date, or in the case of death or incapacity of the person(s) executing the same, of written notice thereof, or by such person(s) voting in person at the Annual Meeting. Unless revoked, all proxies representing shares entitled to vote which are delivered pursuant to this solicitation will be voted at the Annual Meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification.

    A plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of directors. An affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for approval of all other items submitted to stockholders for their consideration. An automated system administered by inspectors of election for the Company will tabulate the votes. Broker non-votes will be treated as votes cast for purposes of a quorum, but will not be counted as either voting for or against any proposal. Abstentions will be included in tabulations of the votes cast on proposals presented (other than the election of Directors) in the same manner as votes cast against such proposals. WHERE A CHOICE HAS NOT BEEN SPECIFIED ON THE PROXY CARD, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF YOUR BOARD OF DIRECTORS.

                       PRINCIPAL STOCKHOLDERS OF AMPHENOL

    Listed in the following Table are those stockholders known to Amphenol to be the beneficial owners of more than five percent of the Company's Common Stock as of March 26, 1999.

                          NAME OF                             AMOUNT AND NATURE OF  PERCENT OF
                      BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP     CLASS
------------------------------------------------------------  --------------------  -----------

KKR Associates 1996 L.P.(1)                                         13,165,745           73.73%
9 West 57th Street
New York, NY ("KKR")

Franklin Resources, Inc.                                             1,421,336(2)         7.96%
777 Mariners Island Blvd.
San Mateo, CA

------------------------

(1) Shares of Common Stock shown, as owned by KKR, are owned of record by three limited partnerships affiliated with KKR, KKR 1996 Fund L.P. (10,291,194 shares), NXS Associates L.P. (2,784,407 shares) and KKR Partners II L.P. (90,144 shares). Messrs. Henry R. Kravis, Michael W. Michelson and George R. Roberts (directors of Amphenol) and Edward A. Gilhuly, Perry Golkin, James
    H. Greene, Jr., Robert I. MacDonnell, Paul E. Raether, Clifton S. Robbins, Scott M. Stuart and Michael T. Tokarz, as members of the limited liability company which serves as the general partner of KKR, may be deemed to share beneficial ownership of the shares of the Company's Common Stock shown as beneficially owned by KKR. Each of these individuals disclaims beneficial ownership of such shares, other than to the extent of his economic interest in such partnerships.

(2) The Schedule 13G filed by such beneficial owner for the year ended December 31, 1998 indicates that it has shared voting power and shared dispositive power over all 1,421,336 shares.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    Set forth below is certain information with respect to beneficial ownership of the Company's Common Stock as of March 26, 1999 by each director, the named executive officers and by all directors and executive officers of the Company as a group:

                          NAME OF                             AMOUNT AND NATURE OF  PERCENT OF
                      BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP     CLASS
------------------------------------------------------------  --------------------  -----------
Andrew M. Clarkson..........................................             3,000(1)         0.02%
Timothy F. Cohane...........................................           170,630(2)         0.96%
G. Robert Durham............................................             1,923(1)         0.01%
Edward G. Jepsen............................................           171,330(2)         0.96%
Henry R. Kravis.............................................      13,165,745(1)(3)       73.73%
Marc S. Lipschultz..........................................                 0(1)       --
Martin H. Loeffler..........................................           238,464(2)         1.34%
Michael W. Michelson........................................  13,165,745(1)(3)           73.73%
Diana G. Reardon............................................             17,002   (2)       0.10%
George R. Roberts...........................................      13,165,745(1)(3)       73.73%
Edward C. Wetmore...........................................              9,394   (2)       0.05%
All executive officers and directors of the Company as a
  group (11 persons)........................................         13,776,488          77.15%

------------------------

(1) The share ownership amounts for Messrs. Clarkson, Durham, Kravis, Lipschultz, Michelson and Roberts reflected in this Table do not include any shares of the Company's Common Stock which may be issued pursuant to the Amphenol Corporation Directors' Deferred Compensation Plan described under the caption "COMPENSATION OF THE BOARD" on page 8. The cumulative balance in each director's deferred compensation account as of April 1, 1999 is approximately 1,209 shares.

(2) Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon entered into Management Stockholder's Agreements with Amphenol in connection with the merger of the Company and an entity formed at the direction of KKR on May 19, 1997 (the "Merger") and each agreed to retain direct ownership of at least 94,849, 76,923, 76,923, 2,000 and 2,000 Amphenol shares, respectively, following the Merger. Pursuant to such Management Stockholder's Agreements, each were awarded 336,538, 230,769, 230,769, 17,000 and 17,000 options, respectively, to acquire Amphenol shares. Such retained shares and shares acquired upon exercise of such options are subject to significant transfer restrictions and call rights in favor of Amphenol for a period of five years following the completion of the Merger. The share ownership amounts for Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon reflected in this Table include 141,615, 94,407, 93,707, 7,220 and 7,220 shares, respectively, which are not presently owned by such individuals but which would be issuable upon the exercise of stock options which are currently exercisable or exercisable within 60 days of March 26, 1999.

(3) Messrs. Kravis, Michelson and Roberts disclaim beneficial ownership of such shares except to the extent of their respective economic interests in the partnerships owning such shares. (See "PRINCIPAL STOCKHOLDERS OF AMPHENOL" on page 2).

                       PROPOSAL 1. ELECTION OF DIRECTORS

    The Amended and Restated Certificate of Incorporation and By-Laws of the Company provide for a Board of Directors of three or more directors. Currently, the number of directors of the Company is set at seven. Directors of the Company are elected for terms of three years, with one-third of the directors subject to election each year. Accordingly, action will be taken at the 1999 Annual Meeting of Stockholders for the election of two directors, G. Robert Durham and George
R. Roberts. Each of these directors will hold office for the three-year term ending in 2002 and until their respective successors are elected and qualified.

    It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of Mr. Durham and Mr. Roberts, except in cases of proxies bearing contrary instructions. In the event that either of these nominees should become unavailable for election for any presently unforeseen reason, the person named in the proxy will have the right to use his discretion to vote for a substitute.

    The following information details offices held, other business directorships, the classes and terms of all directors and nominees. Beneficial ownership of equity securities of the directors and nominees is shown under the caption "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS" on page 3.

                         NOMINEES FOR ELECTION IN 1999

             NAME, AGE AND                                         PRINCIPAL OCCUPATION
           TERM AS DIRECTOR                                       AND OTHER INFORMATION
---------------------------------------  ------------------------------------------------------------------------

G. Robert Durham                         Member of the Audit Committee of the Company. Mr. Durham retired on June
Age 70                                   1, 1996 from Walter Industries, Inc. having served as chairman and chief
A Director since July 1997               executive officer since October 1995 and president and chief executive officer since June 1991 to October 1995. He formerly served as chairman, president and chief executive officer of Phelps Dodge Corporation. He is a Director of Homestake Mining Company, the FINOVA Group Inc. and MONY
                                         Group Inc.

George R. Roberts                        Founding Partner of Kohlberg Kravis Roberts & Co., L.P. and since
Age 55                                   January 1996 a Managing Member of the Executive Committee of the limited
A Director since May 1997                liability company which serves as the general partner of Kohlberg Kravis
                                         Roberts & Co., L.P. He is also a Director of Accuride Corporation,
                                         Borden, Inc., Bruno's Inc., Evenflo Company Inc., IDEX Corporation,
                                         KinderCare Learning Center, Inc., KSL Recreation Group, Inc.,
                                         Owens-Illinois Group, Inc., Owens-Illinois, Inc., PRIMEDIA Inc.,
                                         Randalls Food Markets, Inc., Regal Cinemas, Inc., Safeway, Inc. and
                                         Spalding Holdings Corporation. Messrs. Roberts and Kravis are first cousins.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE PROPOSED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

           DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2000

             NAME, AGE AND                                         PRINCIPAL OCCUPATION
           TERM AS DIRECTOR                                       AND OTHER INFORMATION
---------------------------------------  ------------------------------------------------------------------------

Henry R. Kravis                          Founding Partner of Kohlberg Kravis Roberts & Co., L.P. and since
Age 55                                   January 1996 a Managing Member of the Executive Committee of the limited
A Director since May 1997                liability company which serves as the general partner of Kohlberg Kravis
                                         Roberts & Co., L.P. He is also a Director of Accuride Corporation,
                                         Borden, Inc., The Boyds Collection Ltd., Evenflo Company Inc., The
                                         Gillette Company, IDEX Corporation, KinderCare Learning Centers, Inc.,
                                         KSL Recreation Group, Inc., Newsquest plc, Owens-Illinois Group, Inc.,
                                         Owens-Illinois, Inc., PRIMEDIA Inc., Randalls Food Markets, Inc., Regal
                                         Cinemas, Inc., Safeway, Inc., Sotheby's Holdings, Inc., Spalding
                                         Holdings Corporation, and TI Group plc. Messrs. Kravis and Roberts are
                                         first cousins.

Marc S. Lipschultz                       Member of the Compensation, Executive and Pension Committees of the
Age 30                                   Company. Mr. Lipschultz has been an Executive at Kohlberg Kravis Roberts
A Director since May 1997                & Co., L.P. since 1995. From 1993 to 1995 he attended Harvard Business
                                         School. He is also a Director of Evenflo Company Inc., Spalding Holdings
                                         Corporation and The Boyds Collection Ltd.

Andrew M. Clarkson                       Member of the Audit Committee of the Company. A Director of AutoZone,
Age 61                                   Inc. since 1986, Chairman of the Finance Committee of AutoZone, Inc.
Director since May 1997                  since 1995, secretary from 1988 to 1993 and treasurer from 1990 to 1995.

           DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING IN 2001

             NAME, AGE AND                                         PRINCIPAL OCCUPATION
           TERM AS DIRECTOR                                       AND OTHER INFORMATION
---------------------------------------  ------------------------------------------------------------------------

Martin H. Loeffler                       Chairman of the Board of the Company since May 1997. Chief Executive
Age 54                                   Officer of the Company since May 1996. President of the Company since
A Director since December 1987           July 1987. Member of the Executive Committee and Chairman of the Pension
                                         Committee of the Company.

Michael W. Michelson                     Member of the limited liability company which serves as the general
Age 48                                   partner of Kohlberg Kravis Roberts & Co., L.P. from 1996. General
A Director since May 1997                partner of Kohlberg Kravis Roberts & Co., L.P. from 1987 to 1995. Member of the Compensation, Executive and Pension Committees of the Company. He
                                         is also a Director of AutoZone, Inc., Owens-Illinois Group, Inc.,
                                         Owens-Illinois, Inc. and Promus Hotel Corporation.

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

                                                                   PRINCIPAL OCCUPATION
             NAME AND AGE                                         AND OTHER INFORMATION
---------------------------------------  ------------------------------------------------------------------------

Timothy F. Cohane                        Senior Vice President of the Company since 1994 and a vice president
Age 46                                   from 1991 to 1994. President and Chief Operating Officer of Times Fiber
                                         Communications, Inc., a wholly-owned subsidiary of the Company, since
                                         1994. A director of the Company from 1987 through May 1997.

Edward G. Jepsen                         Executive Vice President and Chief Financial Officer of the Company
Age 55                                   since May 1989. A director of the Company from 1989 through May 1997.

Diana G. Reardon                         Controller of the Company since 1994. Treasurer of the Company since
Age 39                                   1992.

Edward C. Wetmore                        Secretary and General Counsel of the Company since 1987.
Age 42

           THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD

    COMMITTEES OF THE BOARD. The Board of Directors of the Company currently has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Pension Committee. The Company does not have a Nominating Committee.

    The Audit Committee recommends the appointment of independent auditors, reviews the plan of audit, the audit report and management letter, and consults periodically with the Company's independent auditors with regard to the adequacy of internal controls. The members of the Audit Committee are Andrew W. Clarkson and G. Robert Durham.

    The Compensation Committee approves compensation guidelines, reviews the role and performance of executive officers and key management personnel, establishes compensation levels for the Chief Executive Officer and other executive officers and key management personnel and reviews and approves the Chief Executive Officer's recommendations for compensation, bonus allocations, stock option awards for key employees of the Company and its affiliates. The members of the Compensation Committee are Michael W. Michelson and Marc S. Lipschultz.

    The Pension Committee administers the Company's pension plan and consults with the Chief Executive Officer, the Chief Financial Officer and the Treasurer of the Company and, as deemed necessary and appropriate, the trustee and investment managers of the assets of the Company's pension plan. The Pension Committee consists of Messrs. Loeffler (Chairman), Michelson and Lipschultz.

    The Executive Committee is empowered to exercise the powers and authority of the full Board of Directors in the management of the business and affairs of the Company, subject at all times to the supervision and control of the Board of Directors. The members of the Executive Committee are Messrs. Loeffler, Michelson and Lipschultz.

    MEETINGS OF THE BOARD. During 1998 there were four meetings of the Board of Directors, three meetings of the Audit Committee and two meetings of the Compensation Committee. The Compensation Committee also met informally on an as-needed basis and acted on several matters by unanimous written consent. The Executive and Pension Committees met informally from time to time and acted on several matters by unanimous written consent on an as-needed basis. All directors attended each of the meetings of the Board of Directors and the Committees on which they served except Mr. Kravis and Mr. Roberts who were unable to attend two meetings.

    COMPENSATION OF THE BOARD. The Company has authorized a retainer fee to non-employee directors at an annual rate of $30,000. No separate Board or Committee meeting fees have been authorized. During 1997 the Company adopted the Amphenol Corporation Directors' Deferred Compensation Plan (the "Plan"). The Plan allows the directors to elect to defer payment of their fees to a future date with the ultimate payment in cash or stock of the Company subject to the prior election of each director. Distributions would begin with the first day of the year following the director's retirement or separation from the Board. All directors have elected deferral of fees and the payment of fees in stock. The cumulative balance in each director's stock account as of April 1, 1999 is approximately 1,209 shares of Amphenol Common Stock.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS
                           SUMMARY COMPENSATION TABLE

    The following Table provides certain summary information concerning the compensation provided by the Company to the Chief Executive Officer and the four other most highly compensated executive officers of the Company during 1996, 1997 and 1998 (the "named executive officers").

                                                                                   LONG-TERM
                                                                              COMPENSATION AWARDS
                                                   ANNUAL COMPENSATION
                                                  ----------------------  ----------------------------
                                                                                           SECURITIES
              NAME AND                                                      RESTRICTED     UNDERLYING
              PRINCIPAL                                                        STOCK        OPTIONS/       ALL OTHER
              POSITION                   YEAR       SALARY      BONUS        AWARDS(5)       SARS(#)    COMPENSATION(9)
-------------------------------------  ---------  ----------  ----------  ---------------  -----------  ----------------

M.H. Loeffler                               1998  $  735,000  $  232,000(2)            0       35,000(6)   $          0
Chairman, President & CEO                   1997     700,000     413,000(3)            0      336,538(7)        789,444(10)
                                            1996     660,000     330,000(4)            0       50,000(8)          2,858

E.G. Jepsen                                 1998  $  425,000  $   89,000(2)            0       10,500(6)   $      3,375
Executive V.P. & CFO                        1997     405,000     157,950(3)            0      230,769(7)        358,920(10)
                                            1996     385,000     135,000(4)            0       15,000(8)          1,930

T.F. Cohane                                 1998  $  315,000(1) $   80,000   (2)            0      7,000(6)   $        922
Senior Vice President                       1997     300,000(1)     85,000   (3)            0    230,769(7)        210,870(10)
                                            1996     280,000(1)     70,000   (4)            0     10,000(8)            469

E.C. Wetmore                                1998  $  231,000  $   32,000(2)            0        2,100(6)   $        369
Secretary & General Counsel                 1997     220,000      57,200(3)            0       17,000(7)          4,544(10)
                                            1996     204,000      41,000(4)            0        3,000(8)            437

D.G. Reardon                                1998  $  132,000      22,000(2)            0        2,100(6)   $        108
Treasurer & Controller                      1997     150,000      45,000(3)            0       17,000(7)          6,507(10)
                                            1996     140,000      35,000(4)            0        3,000(8)            119

------------------------

(1) Salary and Bonus paid by Times Fiber Communications, Inc., a wholly-owned subsidiary of the Company.

(2) 1998 Bonus was paid in January 1999.

(3) 1997 Bonus was paid in January 1998.

(4) 1996 Bonus was paid in January 1997.

(5) Upon completion of the Merger, the Restricted Stock Plan of the Company was terminated.

(6) On April 8, 1998 Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon were awarded 35,000, 10,500, 7,000, 2,100 and 2,100 stock options, respectively. All such stock options were awarded pursuant to the Amended 1997 Option Plan for Key Employees of Amphenol and Subsidiaries (the "Amended 1997 Option Plan") with an exercise price of $58.00 per share.

(7) On May 19, 1997 Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon were awarded 336,538, 230,769, 230,769, 17,000 and 17,000 stock options, respectively. All stock options were awarded pursuant to the Amended 1997 Option Plan with an exercise price of $26.00 per share.

(8) On April 17, 1996, Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon were awarded 50,000, 15,000, 10,000, 3,000 and 3,000 stock options, respectively. All such stock options were awarded pursuant to the Amphenol Stock Option Plan with an exercise price of $23.875 per share. Upon completion of the Merger, the Amphenol Stock Option Plan was terminated.

(9) Includes imputed compensation for Group Term Life Insurance net of employee payments.

(10) Includes $787,500, $356,875, $210,000, $4,250 and $6,375 cash payments received upon the completion of the Merger by Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon, respectively, for all options previously awarded under the Amphenol Stock Option Plan but not exercised prior to the completion of the Merger. All optionholders were paid the difference between $26.00 and the exercise price of the previously awarded stock options and such outstanding options under the Amphenol Stock Option Plan were cancelled upon completion of the Merger.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following Table provides information regarding option grants during 1998 to the named executive officers.

                            INDIVIDUAL OPTION GRANTS

                                                                                                          POTENTIAL REALIZED
                                                                                                           VALUE AT ASSUMED
                                         NUMBER OF        % OF TOTAL                                     RATES OF STOCK PRICE
                                        SECURITIES          OPTIONS                                        APPRECIATION FOR
                                        UNDERLYING        GRANTED TO        EXERCISE OR                     OPTION TERM(5)
                                          OPTIONS        EMPLOYEES IN       BASE PRICE   EXPIRATION   --------------------------
NAME                                    GRANTED(1)    FISCAL YEAR 1998(2)   ($/SH)(3)(4)    DATE         5% ($)       10% ($)
--------------------------------------  -----------  ---------------------  -----------  -----------  ------------  ------------
M.H. Loeffler.........................      35,000              28.5%        $   58.00     4/7/2008   $  1,276,657  $  3,235,299
E.G. Jepsen...........................      10,500               8.5%            58.00     4/7/2008        382,997       970,590
T.F. Cohane...........................       7,000               5.7%            58.00     4/7/2008        255,331       647,060
E.C. Wetmore..........................       2,100               1.7%            58.00     4/7/2008         76,599       194,118
D.G. Reardon..........................       2,100               1.7%            58.00     4/7/2008         76,599       194,118

------------------------

(1) The Company has reserved 1,750,000 shares of Common Stock for issuance pursuant to the Amended 1997 Option Plan, of which 484,374 shares are available for future awards as of April 1, 1999. The Company has not granted any SARs.

(2) Percentages indicated are based on a total of 122,760 options granted to 98 employees of the Company and its subsidiaries during 1998.

(3) No options were repriced during the last fiscal year.

(4) Options become exercisable in equal installments of 20%, commencing on the first anniversary of the date of grant. Shares received pursuant to the exercise of options are subject to material restrictions on sale or transfer.

(5) The potential realizable values reflected in these columns result from calculations which assume a current Common Stock value of $58.00 and 5% and 10% growth rates over a 10 year period and are not intended to forecast future prices of the Common Stock of the Company.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

    The following table provides information concerning the exercise of stock options during 1998 by the named executive officers and the year-end value of unexercised options.

                                                                                        NUMBER OF       VALUE OF UNEXERCISED
                                                                                   UNEXERCISED OPTIONS  IN-THE-MONEY OPTIONS
                                                                                      AT FY-END (#)       AT FY-END ($) (1)
                                                                                   -------------------  ---------------------
                                          SHARES ACQUIRED       VALUE REALIZED        EXERCISABLE/          EXERCISABLE/
NAME                                      ON EXERCISE (#)             ($)             UNEXERCISABLE         UNEXERCISABLE
-------------------------------------  ---------------------  -------------------  -------------------  ---------------------
M.H. Loeffler........................                0                     0           67,308/304,230   $   281,886/1,127,536
E.G. Jepsen..........................                0                     0           46,154/195,115        193,293/ 773,168
T.F. Cohane..........................                0                     0           46,154/191,615        193,293/ 773,168
E.C. Wetmore.........................                0                     0            3,400/ 15,700          14,239/ 56,957
D.G. Reardon.........................                0                     0            3,400/ 15,700          14,239/ 56,957

------------------------

(1) Based on the New York Stock Exchange trading closing price of Amphenol Common Stock on December 31, 1998 of $30.188.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPOSITION AND PURPOSE

    The Compensation Committee of the Board of Directors is delegated responsibility for the compensation programs affecting executive officers and key management employees of the Company and its subsidiaries including base compensation, bonuses, stock option and other incentive awards. The Committee is currently composed of two directors who are not officers or employees of the Company. The activities and actions of the Committee are subject to the review of the full Board of Directors.

    The Committee's specific responsibilities include:

    - Approval of the compensation philosophy and guidelines for all executive officers and key management employees of the Company and its subsidiaries.

    - Review, at least annually, the goals and the performance of the Company's Chairman, President and Chief Executive Officer and approve changes in levels of base compensation for said employee.

    - Review recommendations from the Company's Chairman, President and Chief Executive Officer related to base compensation, bonus pool, bonus allocations, stock option and other incentive awards and related matters for executive officers, key management employees and prospective senior management employees of the Company.

    - Maintain and review from time to time the Company's management succession program.

COMPENSATION POLICIES AND PRACTICES

    PHILOSOPHY. The Committee's objective will continue to be the development, refinement and implementation of a complete compensation program that will serve to attract, retain and stimulate motivated senior management employees. The Committee also recognizes its responsibilities and obligations to the stockholders of the Company. The stock-based programs summarized below are intended to more specifically align the interests of the Company's senior management employees with the interests of the Company's stockholders and encourage long-term decision making geared to increasing shareholder value. The Committee also recognizes its responsibilities and obligations to other employees of the Company and its subsidiaries.

    BASE COMPENSATION. The performance and salary of each executive officer and each senior management employee of the Company whose base compensation is at least $150,000 continues to be reviewed annually by the Committee. In establishing general compensation policies and in reviewing and assessing the appropriateness of base compensation levels, the Committee considers the recommendations of the Company's Chief Executive Officer, published information and independent professional salary surveys of comparably situated individuals in other companies of the same size and/or type. The Committee also considers the historical, current and forecasted performance of the Company and the contributions or expected contributions of each senior management employee to those results in the course of its annual review.

    BONUS PLAN. In addition to base compensation, executive officers and key management employees participate in the Company's Management Incentive Plan. Payments under this plan are contingent upon the Company's achievement and/or each individual operation's achievement of targeted levels of operating income and revenues and certain additional performance criteria. Annual bonus targets which are based upon a percentage of average base compensation are established at the beginning of each year. Target bonuses for most plan participants range from 10% to 50% of average base salary. Discretionary payments are also considered when specific objectives are undertaken and achieved.

    STOCK OPTION PROGRAM. Stock options have been granted at fair market value and vest in equal annual installments over a five year period. Stock options have been awarded annually to executive officers and other key management employees. All stock option awardees must execute a Management Stockholders Agreement with the Company which sets forth the terms and conditions and limitations applicable to any shares purchased pursuant to the options granted under the Amended 1997 Option Program. In determining a stock option award, the Committee will consider the amount of stock options, if any, previously awarded to an individual, an individual's past and expected future contributions to the Company's financial performance and an individual's responsibilities for assisting the Company in achieving its long-term strategic goals. The Committee believes that the extended five year vesting period for option awards helps retain key employees.

CEO COMPENSATION

    The Company had a good year in 1998. Overall performance was impacted by worldwide economic conditions resulting in a slower rate of growth and significant pressure on profit margins. Notwithstanding these and other challenges, the Company was able to sustain growth in sales and earnings per share in 1999, both in excess of the performance of the industry average.

    Mr. Loeffler, as Chairman, President and Chief Executive Officer of the Company continues to play a vital role in sustaining the success of the Company and growing shareholder value. His base salary for 1999 has been increased by approximately 3.5% from $735,000 to $761,000. His bonus payout pursuant to the 1998 Management Incentive Plan was $232,000 representing approximately 32% of his 1998 base salary. His target bonus payment pursuant to the 1999 Management Plan remains at 45% of his 1999 base salary. Mr. Loeffler's 1999 base salary, 1998 bonus payment and 1999 bonus target were established based upon the Compensation Committee's review and consideration of market conditions, the Company's 1998 performance as described above, the review and consideration of Mr. Loeffler's personal performance and the review and consideration of available information on compensation of Chief Executive Officers of other companies in the interconnect industry and other companies of comparable size with comparable performance. The Committee believes that the Common Stock of the Company retained by Mr. Loeffler following the completion of the merger with KKR in May 1997 as well as the option awards made to Mr. Loeffler in 1997 and 1998 and contemplated for 1999 have and will continue to more closely align Mr. Loeffler's interests with those of other owners of the Company's Common Stock and provide Mr. Loeffler with appropriate additional incentive.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

    In 1993, Congress created a new Internal Revenue Code subsection 162(m) which could have the effect of limiting the deductibility of compensation paid to the Company's five highest paid executive officers to no more than $1 million per year beginning in 1994. Certain types of compensation are exempted from this limitation including any payments that are based on a plan setting forth objective performance goals which is administered by outside directors and that has been approved by stockholders.

    Although the Committee will consider this legislation when reviewing executive compensation, the Committee intends to use its business judgment to determine whether levels of base compensation and bonus payments are in the best interests of the Company and its stockholders notwithstanding the deductibility of any portion of such payments in view of the limitations of subsection 162(m). Regardless, the Committee and the Company do not believe that this legislation will have any material effect on the financial condition of the Company for the foreseeable future.

                              MICHAEL W. MICHELSON
                               MARC S. LIPSCHULTZ

                  COMPARISON OF TOTAL DAILY COMPOUNDED RETURN
                          AMONG AMPHENOL CORPORATION,
                     S&P 500 INDEX AND PEER GROUP COMPOSITE

    The following graph compares the performance of Amphenol over a period of five years ending December 31, 1998 with the performance of the Standard & Poor's 500 Stock Index and the average performance of a composite group consisting of the Company's peer corporations on a line-of-business basis. The Company is excluded from this group. The corporations comprising the composite group are AMP Inc., Hubbell Incorporated, Methode Inc., Molex Inc., Raychem Corp., and Thomas & Betts Corporation. Total Daily Compounded Return indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            AMPHENOL    COMPOSITE    S&P 500
1993            100.0        100.0      100.0
1994            145.5        115.0      101.4
1995            147.0        132.1      138.5
1996            134.8        153.6      169.4
1997            337.5        172.4      222.0
1998            183.0        182.3      281.2

                            CUMULATIVE TOTAL RETURN
                         ANNUALLY: 12/31/93 TO 12/31/98

    The data points for the above graph are as follows:

                                     12/31/93     12/31/94     12/31/95     12/31/96     12/31/97     12/31/98
                                    -----------  -----------  -----------  -----------  -----------  -----------
Amphenol..........................       100.0%       145.5%       147.0%       134.8%       337.5%       183.0%
Composite.........................       100.0%       115.0%       132.1%       153.6%       172.4%       182.3%
S&P 500...........................       100.0%       101.4%       138.5%       169.4%       222.0%       281.2%

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1998 none of the members of the Compensation Committee were present or former officers or employees of the Company or its subsidiaries. Mr. Loeffler is the only officer or employee of the Company who serves on the Company's Board of Directors. Mr. Loeffler does not serve on the Board of Directors of any other company.

                             EMPLOYMENT AGREEMENTS

    Pursuant to an employment letter agreement with the Company dated July 28, 1987, Mr. Loeffler is guaranteed a minimum annual bonus of $30,000. Under this agreement, Mr. Loeffler is entitled upon termination of his employment with the Company to 18 months severance pay, which includes base salary plus any bonus; upon involuntary termination, Mr. Loeffler is also entitled to relocation expenses to the country of his origin, provided that he requests this benefit within six months after his last day of employment with the Company. There are no other employment agreements with any of the named executive officers.

                              PENSION INFORMATION

    MERGER OF PENSION PLANS. Prior to 1998, the Company and its domestic subsidiaries maintained eight separate defined benefit pension plans covering substantially all U.S. employees. Effective December 31, 1997, these pension plans were merged into one plan, the Pension Plan for Employees of Amphenol Corporation (the "Plan"), although the different formulas for calculating pension benefits for employees of each operation have been retained.

    THE AMPHENOL PLAN SECTION. This Section of the Plan provides for annual pensions to certain salaried employees including executive officers and directors who are employees, who complete five years of service with the Company. The Company is required to make all contributions necessary to provide benefits payable under this retirement plan section. No participant contributions are required or permitted. In 1998, Mr. Loeffler was the only executive officer or director of the Company who participated in the Amphenol Plan Section of the Plan.

    The normal retirement date under the Amphenol Plan Section of the Plan is the first day of the month following a participant's 65th birthday. A participant may also retire as of the first day of any month subsequent to the participant's 55th birthday and completion of ten years of service. The monthly normal retirement benefit for a participant is equal to the greater of: (i) Formula A: 1.1% of the participant's average final pensionable compensation multiplied by the participant's years of credited service or (ii) Formula B:
1.8% of the participant's average final pensionable compensation multiplied by the participant's years of credited service not in excess of 25 (1% for years in excess of 25) reduced by 2% of the participant's estimated monthly social security benefit multiplied by the participant's years of credited service not in excess of 30. Average final pensionable compensation is defined as the participant's highest average annual total compensation from the Company and its affiliates, excluding bonuses, during any five consecutive years of service with the Company or its affiliates during the ten calendar years of service preceding the participant's termination of employment. A participant's normal retirement benefit is reduced for early retirement by 1/180 for each complete calendar month up to 60 months (1/360 for each additional calendar month) by which the commencement date for the payment of benefits precedes the participant's normal retirement date. Retirement benefits are paid in the form of a life annuity (joint and survivor annuity for married participants). A participant has a nonforfeitable right to his retirement benefit upon completion of five years of service.

    Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), currently limits the maximum annual benefit which may be paid to any employee from a tax-qualified plan to $130,000. Section 401(a)(17) of the Code currently limits the amount of compensation taken into account under a tax-qualified plan to $160,000. Both of these limitations are subject to future adjustment. The Company has also adopted a Supplemental Employee Retirement Plan ("SERP") which formally provides for the payment of the portion of an annual pension which cannot be paid from the Plan as a result of the Code limitations described above. Final Average Compensation under the SERP, however, is limited to $500,000.

    The following Table sets forth the estimated annual benefits under the Amphenol Plan Section of the Plan payable on retirement for specified earnings and years of participation categories assuming retirement at age 65.

                        ESTIMATED ANNUAL PENSION PAYABLE BY THE COMPANY UNDER THE
                                              AMPHENOL PLAN
                       SECTION AT NORMAL RETIREMENT BASED ON YEARS OF PARTICIPATION
                                                INDICATED
   FINAL AVERAGE     ----------------------------------------------------------------
   COMPENSATION       5 YEARS   10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS
-------------------  ---------  ---------  ---------  ---------  ---------  ---------
$150,000...........  $  13,500  $  27,000  $  40,500  $  54,000  $  67,500  $  75,000
 200,000...........     18,000     36,000     54,000     72,000     90,000    100,000
 250,000...........     22,500     45,000     67,500     90,000    112,500    125,000
 300,000...........     27,000     54,000     81,000    108,000    135,000    150,000
 350,000...........     31,500     63,000     94,500    126,000    157,500    175,000
 400,000...........     36,000     72,000    108,000    144,000    180,000    200,000
 450,000...........     40,500     81,000    121,500    162,000    202,500    225,000
 500,000...........     45,000     90,000    135,000    180,000    225,000    250,000

    The above benefits are computed on a straight life annuity basis and do not take into account any reduction for joint and survivor payments or social security offsets.

    As of December 31, 1998, Mr. Loeffler has 25 years of credited service in the Amphenol Plan Section of the Plan, and his covered compensation amounts to $735,000 although Final Average Compensation under the SERP is limited to $500,000. Messrs. Cohane, Jepsen, Wetmore and Ms. Reardon do not participate in the Amphenol Plan Section of the Plan.

    THE LPL PLAN SECTION. Messrs. Cohane, Jepsen, Wetmore and Ms. Reardon participated in the LPL Plan Section of the Plan which terms, except for required employee contributions, are similar to those of the Amphenol Plan Section of the Plan. In addition, average final pensionable compensation under the LPL Plan Section of the Plan is defined as the participant's highest average annual total compensation from the Company and its affiliates, including bonuses, during any five consecutive years of service with the Company or its affiliates during the ten calendar years of service preceding the participant's termination of employment.

    Section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), currently limits the maximum annual benefit which may be paid to any employee from a tax-qualified plan to $130,000. Section 401(a)(17) of the Code currently limits the amount of compensation taken into account under a tax-qualified plan to $160,000. Both of these limitations are subject to future adjustment. The Company's Supplemental Employee Retirement Plan ("SERP") formally provides for the portion of an annual pension which cannot be paid from the LPL Plan Section of the Plan as a result of the Code limitations described above. Final Average Compensation under the SERP, however, is limited to $500,000.

    The following Table sets forth the estimated annual benefits under the LPL Plan Section of the Plan payable on retirement for specified earnings and years of participation categories assuming retirement at age 65.

                      ESTIMATED ANNUAL PENSION PAYABLE BY THE COMPANY UNDER THE LPL
                                                   PLAN
                       SECTION AT NORMAL RETIREMENT BASED ON YEARS OF PARTICIPATION
                                                INDICATED
   FINAL AVERAGE     ----------------------------------------------------------------
   COMPENSATION       5 YEARS   10 YEARS   15 YEARS   20 YEARS   25 YEARS   30 YEARS
-------------------  ---------  ---------  ---------  ---------  ---------  ---------
$150,000...........  $  15,000  $  30,000  $  45,000  $  60,000  $  75,000  $  75,000
 200,000...........     20,000     40,000     60,000     80,000    100,000    100,000
 250,000...........     25,000     50,000     75,000    100,000    125,000    125,000
 300,000...........     30,000     60,000     90,000    120,000    150,000    150,000
 350,000...........     35,000     70,000    105,000    140,000    175,000    175,000
 400,000...........     40,000     80,000    120,000    160,000    200,000    200,000
 450,000...........     45,000     90,000    135,000    180,000    225,000    225,000
 500,000...........     50,000    100,000    150,000    200,000    250,000    250,000

    The above benefits are computed on a straight life annuity basis and do not take into account any reduction for joint and survivor payments or social security offsets.

    As of December 31, 1998, Mr. Cohane has 12 years of credited service in the LPL Plan Section of the Plan, and his covered compensation amounts to $400,000, Mr. Jepsen has 9 years of credited service in the LPL Plan Section of the Plan, and his covered compensation amounts to $582,950 (although Final Average Compensation under the SERP is limited to $500,000), Mr. Wetmore has 11 years of credited service in the LPL Plan Section of the Plan, and his covered compensation amounts to $288,200 and Ms. Reardon has 9 years of credited service in the LPL Plan Section of the Plan, and her covered compensation amounts to $177,000. Mr. Loeffler does not participate in the LPL Plan Section of the Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    THE MERGER AND RELATED MATTERS. Pursuant to the Merger Agreement with NXS Acquisition Corp. ("NXS"), a wholly-owned subsidiary of a limited partnership organized at the direction of KKR Associates 1996 L.P. ("KKR"), on May 19, 1997 NXS merged with and into Amphenol, which became the surviving corporation (the "Merger"). As a result of the Merger, KKR became a 75% majority stockholder of the Company.

    Amphenol agreed in the Merger Agreement that all rights to indemnification then existing in favor of the present and former directors and officers of Amphenol or any of its subsidiaries as provided in its Amended and Restated Certificate of Incorporation, its By-Laws, under Delaware General Corporation Law or otherwise shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years from the date of the Merger.

    During 1998 the Company paid Kohlberg Kravis Roberts & Co., L.P. an annual fee of one million dollars for management consulting and financial services. From time to time Kohlberg Kravis Roberts & Co., L.P. may receive additional fees for advisory services rendered to the Company and its subsidiaries. Such fees will be negotiated from time to time with the independent members of the Company's Board of Directors on an arms-length basis and will be based on the services performed and the prevalent fees then charged by third-parties for comparable services.

    REGISTRATION RIGHTS AGREEMENT. Under certain circumstances and subject to certain conditions, KKR Associates 1996 L.P. and its affiliated entities (the "KKR Entities") have the right to require the Company to register, under the Securities Act, shares of Common Stock held by them. The Registration Rights Agreement provides that, among other things, the Company will pay all expenses in connection with any such registration.

    MANAGEMENT STOCKHOLDER'S AGREEMENT. Upon consummation of the Merger, the Company entered into substantially identical Management Stockholder's Agreements with each of Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon who agreed to retain direct ownership of at least 94,849, 76,923, 76,923, 2,000 and 2,000 shares, respectively. Messrs. Loeffler, Jepsen, Cohane, Wetmore and Ms. Reardon received awards of 336,538, 230,769, 230,769, 17,000 and 17,000 stock options, respectively, in connection with such personal investment and long-term commitments to the Company. Each Management Stockholder's Agreement imposes significant restrictions on the transfer of such shares of Common Stock. Shares subject to each Management Stockholder's Agreement are generally nontransferable by any means at any time prior to the fifth anniversary of the date of the Merger. Each Management Stockholder's Agreement also affords the Company significant favorable repurchase rights if an employee voluntarily terminates employment with the Company without cause.

    Stock options granted pursuant to the Amended 1997 Option Plan are also subject to the terms and conditions of the Management Stockholder's Agreement. The rights and obligations with respect to shares of Common Stock purchased by an option awardee upon the exercise of an option will be substantially identical to the rights and obligations applicable to shares of Common Stock purchased pursuant to a Management Stockholder's Agreement.

    Management stockholders will have limited "piggyback" registration rights with respect to any shares of Common Stock purchased or retained or acquired by option exercise if the Company elects to make a public offering and there exists an active trading market in 40% or more of the Company's Common Stock following such offering.

    SALES PARTICIPATION AGREEMENT. Upon the purchase of Common Stock subject to the Management Stockholder's Agreement, each such management stockholder will be the beneficiary of a Sale Participation Agreement (the "Sale Participation Agreement") with the KKR Entities. The Sale Participation Agreement allows such management stockholders the right to participate in any sale of shares of Common Stock by the KKR Entities occurring prior to the fifth anniversary of the first public offering of Amphenol Common Stock. Shares of Common Stock sold by the management stockholders pursuant to the Sale Participation Agreement will not be subject to any restrictions on transfer imposed by the Management Stockholder's Agreement.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with The Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    Based upon its review of the copies of such forms received by it since January 1, 1998 and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that all applicable filings were made in a timely manner with one exception. Martin H. Loeffler, who acquired 1,000 shares in an open market transaction in October 1998, inadvertently failed to report such purchase on the applicable Form 4 until December 1998.

                PROPOSAL 2. SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected Deloitte & Touche LLP to act as independent accountants for the Company for the current fiscal year, and a proposal to ratify this selection will be submitted to the Annual Meeting. Deloitte & Touche LLP has acted as accountants for the Company since June 1997, and management believes it desirable and in the best interests of the Company to continue the employment of that firm. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

    If the foregoing proposal is not approved by the holders of a majority of the shares represented at the Annual Meeting and voting on the proposal, or if prior to the 2000 Annual Meeting, Deloitte & Touche LLP shall decline to act or otherwise become incapable of acting, or if its employment is otherwise discontinued by the Board of Directors, then in any such case the Board of Directors will appoint other independent accountants whose employment for any period subsequent to the 1999 Annual Meeting will be subject to ratification by the stockholders at the 2000 Annual Meeting.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

                             STOCKHOLDER PROPOSALS

    Any stockholder desiring to submit a proposal to be presented for consideration in the Company's 2000 Proxy Statement must submit such proposal to the Company no later than the close of business on December 26, 1999. Such proposals should be sent by Certified Mail--Return Receipt Requested to the attention of the Secretary of the Company, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

    Under the current rules of the Securities and Exchange Commission, a stockholder submitting a proposal is required to be a record or beneficial owner of at least 1% or $1,000 in market value of the Company's Common Stock and to have held such stock for at least one year prior to the date of submission of the proposal, and he or she must continue to own such securities through the date on which the meeting is held.

                           GENERAL AND OTHER MATTERS

    At the date of this Proxy Statement, the Company knows of no business that will be brought before the 1999 Annual Meeting of Stockholders other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments thereof, the persons named as proxies in the accompanying proxy will vote them in accordance with their discretion and judgment on such matters.

    The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company. In addition to the use of the mail, proxies may also be solicited personally or by telephone by officers and employees of the Company without additional compensation.

    The Company has herewith and/or heretofore provided each stockholder whose proxy is being solicited hereby, a copy of the Company's 1998 Annual Report, including financial statements. Written requests for additional copies should be directed to: Treasurer, Amphenol Corporation, 358 Hall Avenue, P.O. Box 5030, Wallingford, Connecticut 06492-7530.

          PLEASE DATE AND SIGN THE PROXY AND RETURN IT PROMPTLY IN THE
         ENCLOSED REPLY ENVELOPE ON WHICH NO POSTAGE NEED BE AFFIXED IF
                          MAILED IN THE UNITED STATES.

                      BY ORDER OF THE BOARD OF DIRECTORS,

                               EDWARD C. WETMORE

                                   SECRETARY

April 23, 1999

                              AMPHENOL CORPORATION

                                                 NOTICE OF ANNUAL MEETING

                                                           AND

                                                     PROXY STATEMENT

                                        ANNUAL MEETING OF STOCKHOLDERS, MAY 26,
                                                          1999

                                        IMPORTANT YOUR PROXY IS ENCLOSED. PLEASE
                                        FILL IN, DATE, SIGN AND RETURN YOUR
                                        PROXY PROMPTLY IN THE ENCLOSED STAMPED
                                        ENVELOPE WHETHER OR NOT YOU PLAN TO BE
                                        PRESENT AT THE MEETING. YOU MAY STILL
                                        VOTE IN PERSON IF YOU ATTEND THE
                                        MEETING.